Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” in the Registration Statement (Form S-3 No. 333-00000) and related Prospectus of Sunset Financial Resources, Inc. for the registration of 14,758,757 shares of its common stock, and to the incorporation by reference therein of our report dated June 9, 2006, with respect to the consolidated financial statements and schedules of Alesco Financial Trust, included in the Proxy Statement of Sunset Financial Resources, Inc. filed with the Securities and Exchange Commission.

ERNST & YOUNG LLP

Philadelphia, Pennsylvania

September 6, 2006